Exhibit (a)(3)(ii)

OPENTV CORP.

275 Sacramento Street

San Francisco, California 94111

(415) 962-5000

NOTICE OF REDEMPTION

PURSUANT TO SECTIONS 176 AND 179

OF

THE BVI BUSINESS COMPANIES ACT, 2004 (as amended)

On [            ], 2010, OpenTV Corp. (“OpenTV”) received a written instruction under Section 176 of the BVI Business Companies Act, 2004 (as amended, the “BVI Act”), from Kudelski SA (“Kudelski”), Kudelski Interactive USA, Inc. (“Kudelski USA”) and Kudelski Interactive Cayman, Ltd. (“Kudelski Cayman”, together with Kudelski and Kudelski USA, the “Kudelski Control Group”) directing OpenTV to redeem all of the outstanding Class A ordinary shares, no par value, of OpenTV, other than such shares held by entities comprising the Kudelski Control Group. In this notice of redemption, the holders of Class A ordinary shares excluding the entities comprising the Kudelski Control Group are referred to as the “non-Kudelski Group shareholders.” Because OpenTV is a British Virgin Islands company, holders of its ordinary shares are technically referred to as “members” of OpenTV. For matters of convenience, however, such holders are referred to herein as “shareholders” of OpenTV.

Pursuant to Section 176 of the BVI Act, OpenTV hereby notifies you, as a holder of OpenTV Class A ordinary shares, that at 5:00 p.m., New York City time, on [            ], 2010 (the “redemption date”), and unless you properly dissent from such redemption, all of the Class A ordinary shares held by you will be redeemed for a cash payment equal to $1.55 per Class A ordinary share, without interest and less applicable withholding taxes (the “redemption price”). The board of directors of OpenTV has determined that the redemption price constitutes fair value for each outstanding Class A ordinary share. Subject to a registered non-Kudelski Group shareholder’s right to dissent from the redemption pursuant to Section 179 of the BVI Act, upon the effectiveness of the redemption all of the outstanding Class A ordinary shares subject to redemption will be redeemed and cancelled, and thereafter only represent the right to receive the redemption price.

Pursuant to Section 179 of the BVI Act, you are entitled to dissent from the redemption and have the fair value of your Class A ordinary shares determined by agreement between you and OpenTV or, in the absence thereof, by an appraisal process, provided that you are the registered holder of such shares and you comply with the applicable statutory requirements of the BVI Act. This notice of redemption and the enclosed redemption notice/transaction statement constitute OpenTV’s notice pursuant to Section 179(8) of the BVI Act and OpenTV hereby offers to purchase from each dissenting shareholder the Class A ordinary shares owned by such dissenting shareholder for $1.55 per share in cash, without interest and less applicable withholding taxes. In order to dissent from the redemption and be entitled to have the fair value of your Class A ordinary shares determined in accordance with Section 179 of the BVI Act, you must:

•	be the registered holder of Class A ordinary shares as of 5:00 p.m., New York City time, on the redemption date;

•

deliver to the Corporate Secretary of OpenTV (at the address or facsimile number specified in the redemption notice/transaction statement) by 5:00 p.m., New York City time, on the redemption date a properly executed written notice of your election to dissent that includes your name and address, the number of Class A ordinary shares in respect of which you are dissenting and a demand for payment of the fair value of your shares; and

•

otherwise comply with the other relevant requirements of Section 179 of the BVI Act, including, if applicable, the appointment of an appraiser and payment of a portion of the costs of the appraisal proceedings.

Each such dissenting shareholder will be entitled to receive the fair value of such holder’s Class A ordinary shares (exclusive of any appreciation or depreciation directly or indirectly induced by the redemption, without interest and less applicable withholding taxes), as determined in accordance with the procedures of Section 179 of the BVI Act. For more details regarding the dissent process under the BVI Act, please review the enclosed redemption notice/transaction statement and related annexes carefully. Failure to follow strictly the requirements for dissenting from the redemption may result in the loss of your dissent rights. Because of the complexity of those requirements, you should seek the advice of counsel if you are considering exercising your dissent rights.

The redemption, the procedures for the redemption and a description of your dissent rights in connection with the redemption are described in more detail in the enclosed redemption notice/transaction statement. OpenTV encourages you to read the enclosed redemption notice/transaction statement in its entirety, including the annexes.

By order of the board of directors,

Corporate Secretary

San Francisco, California

[                    ], 2010